Exhibit 4.2

THIS NOTE AND ANY COMMON MEMBERSHIP INTERESTS INTO WHICH THIS NOTE CAN BE CONVERTED HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE PROVISIONS OF STATE SECURITIES LAWS (COLLECTIVELY, THE “ACTS”). THEY MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED, OR HYPOTHECATED UNLESS AND UNTIL EFFECTIVELY REGISTERED UNDER THE ACTS OR THE COMPANY RECEIVES AN OPINION OF COUNSEL SATISFACTORY TO IT TO THE EFFECT THAT (OR SHALL OTHERWISE BE SATISFIED THAT) REGISTRATION OF THE NOTE OR COMMON MEMBERSHIP INTERESTS IS NOT REQUIRED UNDER THE ACTS.

CONVERTIBLE PROMISSORY NOTE

US $ ______________.00	_______________,2020

No. ________

FOR VALUE RECEIVED, Innovative Med Concepts, LLC, an Alabama limited liability company (the “Company”), hereby unconditionally promises to pay to____________, or registered assigns (the “Holder”), the aggregate principal sum of__________and 00/100 United States Dollars ($__________.00), together with interest on the unpaid principal balance of this Convertible Promissory Note (this “Note”) accruing at a rate equal to 8% (computed on the basis of the actual number of days elapsed in a 360-day year) per annum (the “Interest Rate”).

Interest shall accrue from the date hereof and shall continue to accrue on the outstanding principal balance of this Note until converted into Common Membership Interests. Except as expressly provided herein, all payments of cash interest by the Company under this Note shall be made in United States dollars in immediately available funds to an account specified by the Holder.

Any amounts coming due hereunder and not timely paid shall accrue interest at 8% per annum, compounded quarter-annually on each interest payment due date (the “Default Rate”).

In no event shall any interest charged, collected, or reserved under this Note exceed the maximum rate then permitted by applicable law and if any such payment is paid by the Company, then such excess sum shall be credited by the Holder as a payment of principal.

This Note is one of a series of notes (the “Parity Notes”) of like tenor issued by the Company to certain holders as described in that certain Fifth Private Securities Offering Subscription Agreement of the Company and that certain Fourth Private Securities Offering Subscription Agreement of the Company (together, the “Subscription Agreements”) having equal priority as to payments and timing of payments, to be paid pari passu, except to the extent Converted to Common Membership Interests as hereinafter provided and to the extent there is a difference between Holders who elect to receive cash interest or Common Membership Interests in exchange for accrued interest.

1.             Definitions. Unless the context otherwise requires, when used herein the following terms shall have the meaning indicated:

“Common Membership Interests” means the Membership Interests of the Company, as defined in its Operating Agreement.

“Conversion” or “Convert” refers to the conversion of this Note or a Parity Note into Common Membership Interests as provided for under the terms of this Note or a Parity Note.

“Conversion Event” means the completion of an initial public offering, the Series- C equity raise, or other equity raise sufficient to fund the Company’s Phase IIB or Phase III trial.

“Fifth Offering” means that certain Fifth Private Securities Offering of Innovative Med Concepts, LLC. The First Round of the Fifth Offering closed on March 31, 2020. The Second Round of the Fifth Offering closed on June 10, 2020. The Third Round of the Fifth Offering opened on July 1, 2020.

“Fourth Offering” means that certain Fourth Private Securities Offering of Innovative Med Concepts, LLC.

“Maturity Date” means 18 months from the closing of the Third Round of the Fifth Offering.

“Outstanding Balance” means all outstanding principal under this Note and any accrued and unpaid interest due thereon.

2.             Transfer.

(a)                 This Note is transferable and assignable by the Holder only to a person approved, in writing, by the Company in compliance with applicable securities laws and only by surrender of this Note to the Company for the issuance of a new Note in the name of the assignee by the Company.

(b)                 Prior to the Conversion of this Note, this Note may only be assigned to a person qualifying as an accredited investor under SEC Regulation D, and any assignee shall provide reasonable evidence of his or her qualification reasonably satisfactory to the Company.

(c)                 The Company shall maintain a register on which the Holders of the Note and all Parity Notes are recorded. The Company shall recognize as “Holder” only the person in whose name the Note is issued and registered and will not recognize any assignment made without registration of the new Holder on such register.

(d)                 Upon the Company’s approval of an assignment and surrender of this Note, the Company shall issue from time to time a replacement Note in the form hereof to facilitate such transfers and assignments. The replacement Note shall be dated the date of the surrender of the assigned Note and shall entitle the new Holder to all interest accrued and unpaid on the surrendered Note as well as interest accruing after the date of surrender on the newly issued Note, but there shall be no duplicate accrual or payment of interest. The Company and Holder intend for this restriction on assignability to strictly comply with Internal Revenue Code sections 163(f)(2)(A) and 4701(b)(1), and this Section 2(d) shall be interpreted and applied according to such intent.

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(e)                 After delivery of an indemnity in form and substance reasonably satisfactory to the Company, the Company shall promptly issue a replacement Note if this Note has been lost, stolen, mutilated, or destroyed.

3.              Payment of Principal and Interest; Prepayment.

(a)                 Interest on this Note shall accrue from the date hereof and shall be payable on the earlier of the Maturity Date or a Conversion Event. Unless an election is made under Section 3(c) to have the interest paid in cash, such interest shall only be payable through the issuance of Common Membership Interests in lieu of cash interest.

(b)                 The Principal of this Note is only payable through conversion into Common Membership Interests, and is not payable in cash at any time.

(c)                 The Holder, within 30 days from the issuance date of the Note, may elect to have the interest on this Note paid in cash, rather than Common Membership Interests, by sending written notice to the Company’s Chief Executive Officer, signed by the Holder, of the Holder’s election. After such 30 day period, the Holder may not elect to have the interest paid in cash.

4.            Conversion.

(a)                Conversion upon Conversion Event or the Maturity Date. Upon the earlier of a Conversion Event or the Maturity Date, the Holder shall be paid all accrued and unpaid interest on this Note, in parity with all oustanding Parity Notes, either in cash if an election was made under Section 3(c), or through the issuance of Common Membership Interests if no election was made. Further and upon the same date, the principal amount of the Outstanding Balance on this Note shall Convert into Common Membership Interests. The Holder shall be entitled to receive the greater amount of Common Memberships Interests from (i) Converting into 1.00% of Common Membership Interests per $400,000 of Note principal Converted (pro rated), or (ii) converting into Common Membership Interests under the same terms and price per Membership Interests as the equity raised from the Conversion Event, if applicable. If no election was made under Section 3(c), interest shall be capitalized into principal and be treated identically as principal for purposes of this Conversion. In all events, the Note shall be Converted into Common Membership Interests immediately before the Conversion Event, such that the Holder shall participate in the Conversion Event as though already owning Common Membership Interests at such time.

If an election was timely made under Section 3(c) and a Conversion Event occurs, the payment of cash interest shall be paid from the proceeds of the Conversion Event, but if no Conversion Event occurs, then the cash interest payment shall be paid out of the general funds of the Company.

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(b)          Warrant Coverage. The Note shall carry with it warrant coverage of 25% (i.e., warrants equal to 25% of the amount of the original principal amount of this Note, without regard to capitalized interest), exercisable on the date of Conversion or within 30 days of the date of Conversion, under the procedures as described below, and upon the same terms as either the triggering Conversion Event or Maturity Date.

(c)           Conversion Procedure.

(i)          Upon a Conversion of this Note, the Company shall take all measures necessary or appropriate to permit such Conversion to occur as promptly as practicable and otherwise comply with all of its obligations hereunder. Upon Conversion, all Common Membership Interests issued pursuant to the Conversion of this Note shall be duly and validly issued, fully paid, and non-assessable.

(ii)         Not less than 10 days before the Maturity Date, the Company shall provide the Holders with an updated Subscription Agreement.

(iii)        Upon the Conversion of the principal of the note, and interest if applicable, into Common Membership Interests of the Company in the manner set forth herein, (A) if an election under Section 3(c) was made, then all accrued and unpaid interest on this Note shall be paid to the Holder in cash through the earlier of the Maturity Date or the Conversion Event date and (B) the outsanding principal balance, and interest if applicable, of this Note shall be treated by the Company as surrendered for cancellation and exchanged into such Common Membership Interests and this Note will be deemed, for all purposes, to be cancelled on the books of the Company and the obligation represented by this Note so terminated.

(d)            Upon a Conversion of this Note into Common Membership Interests, the Holder must execute the Operating Agreement of the Company in the form that it exists as of the date of Conversion.

5.            Warrant Exercise. Within 30 days of the Conversion, the Holder may exercise its warrants, in whole or in part, by purchasing additional Membership Interests of the Company at the same price per Membership Interests as the Conversion of this Note. Any additional Membership Interests purchased shall be fully issued to the Holder within 30 days of the Company’s receipt of Holder’s written notice of its exercise. Such notice must be made to the Company in writing within 30 days of the Conversion, or such warrants shall be forfeited. The notice shall include the amount of warrants available to be exercised, and the amount of warrants being exercised. Payment shall accompany the notice and be made in full in cash, certified check, or other payment acceptable by the Company. If payment is not received within the 30 day exercise period, then such warrants shall be forfeited. The effective date of the exercise and issuance of additional Membership Interests shall be 30 days from the underlying Conversion Event that triggered the warrant exercise period.

6.            Event of Default. The occurrence of either of following events shall constitute an “Event of Default” hereunder:

(a)           The failure of the Company to pay any amount of cash interest due under this Note within 30 days after becoming due; or

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(b)           The filing of a petition in bankruptcy or under any similar insolvency law by the Company, the making of an assignment for the benefit of creditors, or if any voluntary petition in bankruptcy or under any similar insolvency law is filed against the Company and such petition is not dismissed within 30 days after the filing thereof.

Upon the occurrence of any Event of Default, the cash interest accrued on the Outstanding Balance under this Note shall become immediately due and payable. Upon the occurrence of any Event of Default, the Holder may, in addition to declaring all amounts due hereunder to be immediately due and payable, pursue any available remedy, whether at law or in equity for his interest.

No suit or other collection may be undertaken with respect to this Note unless all Holders of all Parity Notes are made parties to the suit or other action and the suit or other action is brought for the parity benefit of all such Holders. The Holder of this Note consents to being made a party to any such action for such purpose.

Notwithstanding the foregoing, and regardless of whether all cash interest due on the Parity Notes has been paid in full, no suit or other collection action may be filed or pursued to collect the principal amount or any non-cash interest of the notes, as the Conversion into Common Membership Interests is the only remedy available to the Holders.

7.            Acknowledgement. The Holder acknowledges and agrees that if this Note were Converted into Common Membership Interests on the date of its issuance, the Common Membership Interests may have a value equal to, greater than, or less than the principal amount of this Note.

8.            No Waiver. No delay or omission on the part of the Holder in exercising any right under this Note shall operate as a waiver of such right or of any other right of the Holder, nor shall any delay, omission, or waiver on any one occasion be deemed a bar to or waiver of the same or any other right on any future occasion.

9.            No Rights as a Member. This Note does not by itself entitle the Holder to any voting rights or other rights as a Member of the Company. In the absence of Conversion of this Note, no provisions of this Note, and no enumeration herein of the rights or privileges of the Holder, shall cause the Holder to be a Member of the Company for any purpose.

10.          Waivers. The Company hereby forever waives presentment, demand, presentment for payment, protest, notice of protest, notice of dishonor of this Note, and all other demands and notices in connection with the delivery, acceptance, performance, and enforcement of this Note.

11.          Governing Law; Jurisdiction; Venue. This Note, and all matters arising directly and indirectly herefrom (the “Covered Matters”), shall be governed in all respects by the laws of the State of Alabama as such laws are applied to agreements between parties in Alabama. The Company and Holder irrevocably submit to the personal jurisdiction of the courts of the State of Alabama seated in Tuscaloosa County, Alabama, and the United States District Court for the Northern District of Alabama for the purpose of any suit, action, proceeding, or judgment relating to or arising out of the Covered Matters. Service of process on the Company in connection with any such suit, action, or proceeding may be served on the Company anywhere in the world by the same methods as are specified for the giving of notices under this Note. The Company irrevocably consents to the jurisdiction of any such court in any such suit, action, or proceeding and to the laying of venue in such court. The Company and Holder irrevocably waive any objection to the laying of venue of any such suit, action, or proceeding brought in such courts and irrevocably waives any claim that any such suit, action, or proceeding brought in any such court has been brought in an inconvenient forum.

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12.          Notices. All notices and other communications given or made pursuant to this Note shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day, (c) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the Holder at the address set forth on the books and records of the Company or at such other place as may be designated by the Holder in writing to the Company, and to the Company at 1837 Commons North Drive, Tuscaloosa, AL 35406, or to such e-mail address, facsimile number, or address as subsequently modified by written notice given in accordance with this section.

13.          Successors and Assigns. This Note shall be binding upon the successors or assigns of the Company and shall inure to the benefit of the registered successors and assigns of the Holder.

IN WITNESS WHEREOF, the Company has caused this Note to be signed in its name effective as of the date first above written.

INNOVATIVE MED CONCEPTS, LLC

By:	Greg Duncan
Its Chief Executive Officer

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